Exhibit 99.1
CONFORMED COPY
ASSIGNMENT, NOVATION AND AMENDMENT AGREEMENT
dated 1 July 2011 among:
ING Bank N.V., London Branch (the “Remaining Party”),
Telenor East Invest AS (the “Transferor”)
AND
Telenor East Holding II AS (the “Transferee”)
The Transferor and the Remaining Party are parties to a Total Return Swap Transaction as evidenced by the letter agreement dated 2 June 2006, a copy of which is attached in the Annex hereto (with additional completed Supplemental Confirmations and as amended from time to time, the “TRS”).
With effect from and including 6 July 2011 (the “Assignment and Novation Date”) the Transferor wishes to transfer by assignment and novation to the Transferee, and the Transferee wishes to accept the transfer by assignment and novation of, all the rights, liabilities, duties and obligations of the Transferor under and in respect of the TRS, with the effect that the Remaining Party and the Transferee shall be the parties to the TRS, as more particularly described below.
The Remaining Party wishes to accept the Transferee as its sole counterparty with respect to the TRS.
The Remaining Party and the Transferee have entered into a 2002 ISDA Master Agreement and Schedule dated as of the date hereof (the “Transferee ISDA Master Agreement”), which the Remaining Party and the Transferee wish to be incorporated into the TRS in place of the 2002 ISDA Master Agreement and Schedule dated 30 March 2007 between the Remaining Party and the Transferor (the “Transferor ISDA Master Agreement”).
The Transferor and the Remaining Party wish to have released and discharged, as a result and to the extent of the transfer described above, their respective obligations under and in respect of the TRS, as more particularly described below.
The Remaining Party and the Transferee wish to amend the TRS in certain respects, as described herein.

Accordingly, the parties agree as follows:
1. Definitions.
Terms defined in the ISDA Master Agreement (Multicurrency-Cross Border) as published in 2002 by the International Swaps and Derivatives Association, Inc. (the “2002 ISDA Master Agreement”) are used herein as so defined, unless otherwise provided herein.
2. Transfer, Release, Discharge and Undertakings.
With effect from and including the Assignment and Novation Date and in consideration of the mutual representations, warranties and covenants contained in this Assignment, Novation and Amendment Agreement (this “Agreement”) and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties):
(a)	the Remaining Party and the Transferor each release and discharge the other from further obligations, claims and demands to or against each other with respect to the TRS, and their respective rights against each other thereunder are transferred to the Transferee, including, without limitation, any pre-existing claim or demand one party may have against the other relating to matters arising prior to the Assignment and Novation Date, provided that any payment due under the TRS on 6 July 2011 (based upon the agreed Valuation Date and Reset Date of 30 June 2011) shall be paid or performed by the Remaining Party or the Transferor, as applicable, in accordance with the terms of the TRS; and

(b)	the Remaining Party and the Transferee each undertake liabilities and obligations to the other and acquire rights against each other under the TRS, including, without limitation, any pre-existing claim or demand one party may have against the other relating to matters arising prior to the Assignment and Novation Date (and, for the avoidance of doubt, as if the Transferee were the Transferor and with the Remaining Party remaining the Remaining Party), as from the Assignment and Novation Date.
3. Representations and Warranties.
(a)	On the date of this Agreement and on the Assignment and Novation Date:
(i)	Each party makes to each of the other parties those representations and warranties set forth in Section 3(a) of the 2002 ISDA Master Agreement with references in such Section to “this Agreement” or “any Credit Support Document” being deemed references to this Agreement alone.

(ii)	The Remaining Party and the Transferor each makes to the other, and the Remaining Party and the Transferee each makes to the other, the representation set forth in Section 3(b) of the 2002 ISDA Master Agreement, and taking into account the parties entering into and performing their obligations under this Agreement.

(iii)	Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:
(A)	it has made no prior transfer (whether by way of security or otherwise) of the TRS; and

(B)	as of the date of this Agreement, all obligations of the Transferor and the Remaining Party under the TRS have been fulfilled.
(b)	The Transferor makes no representation or warranty and does not assume any responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under the TRS from the Assignment and Novation Date, and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.
4. Counterparts.
This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
5.	Costs and Expenses.
The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Agreement and as a result of the negotiation, preparation and execution of this Agreement.
6.	Amendments.
The parties hereby agree that, after giving effect to the assignment and novation of the TRS, and to effect the replacement of the Transferor ISDA Master Agreement with the Transferee ISDA Master Agreement, the TRS hereby is amended as follows:
(a)	All references in the TRS to the “Counterparty” shall be to Telenor East Holding II AS, and the name and contact details of the Counterparty in the recitals to the TRS shall be deleted and replaced with the following:

“To: Redacted Telephone No.: Redacted Facsimile No.: Redacted Attention: Redacted”

(b)	The first Paragraph 1 of the TRS shall be amended to read as follows: “Each Confirmation supplements, forms part of and is subject to, the ISDA Master Agreement dated as of July 1, 2011, as amended and supplemented from time to time (the “Agreement”), between you and us.”;

(c)	Under the “Notices” section of the TRS, the contact details for the Counterparty for purpose of giving notice shall be deleted and replaced with the following:

Name: Redacted Tel: Redacted Fax: Redacted

(d)	Under the “General/Additional Provisions” section of the TRS, the Account Details for the Counterparty shall be deleted and replaced with the following:

Redacted
The amendments to the TRS set forth in this Clause 6 shall become effective when this Agreement has been executed by each party hereto. Except as herein provided, the TRS shall remain unchanged and in full force and effect, and references in the TRS to “this Master Confirmation” (including indirect references such as “hereof”, “herein”, “thereof” and “therein”) shall be deemed to be references to the TRS as amended hereby. No further amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of electronic messages on an electronic messaging system.
7.	Governing Law.

This Agreement, any non-contractual obligations arising out of or in relation to this Agreement will be governed by, and construed and enforced in accordance with the laws of England and Wales.

8.	Jurisdiction.

The terms of Section 13(b) of the 2002 ISDA Master Agreement shall apply to this Agreement, with references in such Section to “this Agreement” being deemed references to this Agreement alone.

IN WITNESS WHEREOF the parties have executed this Agreement on the respective dates specified below, with effect from and including the Assignment and Novation Date.
Party
ING BANK, N.V., LONDON BRANCH

By:	/s/ Ron van Staten		By:	/s/ Michael Amos
	Name:	Ron van Staten		Name:	Michael Amos
	Title:	Authorised Signatory		Title:	Authorised Signatory
	Date: 1 July 2011			Date: 1 July 2011

Party			Party
TELENOR EAST INVEST AS			TELENOR EAST HOLDING II AS

By:	/s/ Jan Edvard Thygesen		By:	/s/ Jan Edvard Thygesen
	Name:	Jan Edvard Thygesen		Name:	Jan Edvard Thygesen
	Title:	Chairman of the Board		Title:	Chairman of the Board
	Date: 1 July 2011			Date: 1 July 2011